UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/08/2013

STEPAN COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  1-4462

Delaware	36-1823834
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Edens and Winnetka Road, Northfield, Illinois 60093
(Address of principal executive offices, including zip code)

(847)446-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 8, 2013, Stepan Company ("Stepan") announced that James E. Hurlbutt is retiring and will step down as Vice President and Chief Financial Officer on August 15, 2013. Stepan also announced that Scott D. Beamer has joined Stepan and will serve as its Vice President and Chief Financial Officer, effective upon Mr. Hurlbutt's retirement. Mr. Hurlbutt expects to remain with Stepan after August 15, 2013 to assist with the transition of his responsibilities to Mr. Beamer.

Mr. Beamer, age 42, most recently served as Assistant Corporate Controller at PPG Industries, Inc. ("PPG"), a position he held since 2012. From 2008 through 2012, Mr. Beamer was Chief Financial Officer of the European Region for PPG, and he held various other positions during his 16 year career at PPG. Prior to joining PPG, Mr. Beamer worked as an auditor at Ernst & Young for four years. In addition, Mr. Beamer is a licensed CPA.

As Vice President and Chief Financial Officer, Mr. Beamer will receive an annual salary of $305,000 and will be eligible to participate in Stepan's short-term incentive compensation and long-term incentive compensation programs as appropriate for his position. In connection with his appointment, Mr. Beamer will be granted an equity award in the amount of $250,000 as well as a restricted stock award in the amount of $200,000 pursuant to Stepan's incentive compensation plan. Additionally, Mr. Beamer will be entitled to certain relocation benefits and will also be eligible for certain employee benefits generally available to all Stepan employees. Mr. Beamer has neither family relationships nor related party transactions that would require disclosure under Items 401(d) or 404(a) of Regulation S-K of the Securities Exchange Act of 1934.

A copy of the press release relating to Mr. Hurlbutt's retirement and Mr. Beamer's appointment is being furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
    Exhibit Number: 99.1
    Description: Press Release of Stepan Company dated July 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEPAN COMPANY

Date: July 08, 2013	By:	/s/ H. Edward Wynn
H. Edward Wynn
Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Stpan Names New VP Press Release July 2013